UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF1934

Date of Report (date of earliest event reported): February 28, 2007

MARWICH II, LTD.
(Exact name of registrant as specified in its charter)

Colorado	000-51354	84-0925128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

203 N. LaSalle Street, Suite 2100 Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 264 -2682
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Timothy S. Morris, Chief Executive Officer and Director of the Company, resigned as an officer and director of the Company effective February 28, 2007. Mr. Morris’ resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 28, 2007, the Board of Directors of the Company appointed Eric A. McAfee as Executive Chairman, Chief Executive Officer and Director of the Company, effective immediately, to fill the vacancy created by Mr. Morris’ resignation.

Mr. McAfee is a co-founder and, since 2001, has been a Managing Director, of Cagan McAfee Capital Partners, LLC, a technology-focused private equity firm in Cupertino, California. Mr. McAfee is the founder of and, since February 2006, has served as the Executive Chairman of the Board of American Ethanol, Inc. In 2003, Mr. McAfee co-founded Pacific Ethanol (Nasdaq: PEIX) and served as a member of its board of directors from 2003 to 2005. Since 1993, Mr. McAfee has served as a member of the Board of Directors of the California Manufacturers & Technology Association. Mr. McAfee has served as Entrepreneur in Residence at FSU and The Wharton School of Business. Mr. McAfee graduated as the Dean’s Medalist from the Fresno State University business school in 1986. Mr. McAfee is a 1993 graduate of the Stanford Graduate School of Business Executive Program and is a graduate of the Harvard Business School Private Equity and Venture Capital program..

The Company currently does not pay any cash or equity compensation to its officers or directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARWICH II, LTD.

Date: March 5, 2007	By: /s/ William J. Maender
William J. Maender
Chief Financial Officer